Service Corporation International Announces Fourth Quarter 2017 Financial Results And Outlook For 2018

- Conference call on Wednesday, February 14, 2018, at 8:00 a.m. Central Time

HOUSTON, Feb. 13, 2018 /PRNewswire/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, today reported results for the fourth quarter 2017. Our consolidated financial statements can be found at the end of this press release. The table below summarizes our key financial results:

(In millions, except for per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue	$812.7	$809.1	$3,095.0	$3,031.1
Operating income	$176.9	$179.3	$569.2	$511.9
Net income attributable to common stockholders	$247.3	$66.2	$546.7	$177.0
Diluted earnings per share	$1.29	$0.34	$2.84	$0.90
Earnings excluding special items(1)	$95.0	$90.3	$298.5	$253.1
Diluted earnings per share excluding special items(1)	$0.50	$0.47	$1.55	$1.29
Diluted weighted average shares outstanding	191.7	193.0	192.2	196.0
Net cash provided by operating activities	$112.7	$105.1	$502.3	$463.6
Net cash provided by operating activities excluding special items(1)	$124.2	$106.9	$554.3	$508.5

(1)

Earnings excluding special items, diluted earnings per share excluding special items, and net cash provided by operating activities excluding special items are non-GAAP financial measures. These items are also referred to as "adjusted earnings per share" and "adjusted operating cash flow". A reconciliation from net income attributable to common stockholders, diluted earnings per share, and net cash provided by operating activities computed in accordance with generally accepted accounting principles in the United States (GAAP) can be found later in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

Quarterly Highlights:

  Diluted earnings per share were $1.29 in the fourth quarter of 2017 compared to $0.34 in the fourth quarter of 2016. The fourth quarter of 2017 benefited primarily from the reduction of our deferred long-term tax liabilities due to lower rates resulting from the Tax Act (see page 8 footnote (1)). Diluted earnings per share excluding special items was $0.50 in the fourth quarter of 2017 compared to $0.47 in the fourth quarter of 2016. Operationally, improved funeral results were offset by lower cemetery earnings. A lower effective tax rate contributed about $0.05 per share during the quarter and was partially offset by approximately $0.02 of net hurricane related expenses.
  Net cash provided by operating activities was $112.7 million in the fourth quarter of 2017 compared to $105.1 million in the fourth quarter of 2016. The fourth quarter of 2017 was impacted by a legal settlement while the fourth quarter of 2016 had minimal impact from special items. Net cash provided by operating activities excluding special items increased to $124.2 million in the fourth quarter of 2017 compared to $106.9 million in the prior year quarter. This increase was partially due to increased cash earnings and favorable working capital impacts from improved cash collections. This helped to offset higher cash tax payments (including approximately $25 million of tax payments deferred from the third quarter as part of federal tax hurricane relief).
  During the fourth quarter, we returned $78.9 million to shareholders through share repurchases and dividends, and deployed $4.4 million of capital to build new funeral homes. Our annual capital deployment for 2017 returned $308.4 million to shareholders through share repurchases and dividends, and $94.0 million to accretive acquisitions and the construction of new funeral homes.

Tom Ryan, the Company's Chairman and Chief Executive Officer, commented on the fourth quarter of 2017:

"We delivered a solid quarter as we close out 2017 and are pleased to report a 6.4% increase in adjusted earnings per share and a 16.2% increase in adjusted operating cash flow. Growth in our funeral segment was somewhat offset by an anticipated tough comparison in our cemetery segment for the fourth quarter. Tax planning and tax reform also had a significant impact for the quarter. For the full year 2017, we reported over 20% growth in adjusted earnings per share and over 9% growth in adjusted operating cash flows, while we expanded funeral and cemetery segment profit margin by 70 and 140 basis points, respectively. The resulting cash flows allowed us to deploy capital of $402 million through acquisitions, dividends, and share repurchases.

Looking ahead to 2018, we believe we are well-positioned to deliver solid results, with expected adjusted earnings per share growth within our long term targeted growth range of 8%-12% prior to the expected positive impact from revenue recognition accounting changes and tax reform in 2018. We are announcing an adjusted earnings per share range of $1.72 to $1.90 per share and an adjusted cash flow operations range of $540 million to $600 million expected for 2018.

We attribute our success to the hard work and dedication of our 23,000 associates, and I thank them for their continued focus on delivering extraordinary service to our client families despite the impact of significant challenges, including multiple hurricanes and wild fires. Looking forward we are confident that our solid operating platform and healthy financial position will allow us to continue to grow revenue, leverage our unparalleled scale, and deploy our capital wisely to enhance shareholder value."

OUTLOOK FOR 2018

Our outlook for diluted earnings per share from continuing operations excluding special items is anticipated to be in line with our expected long-term growth framework of 8%-12% after consideration of special items expected positive impact from revenue recognition accounting changes and tax reform. Our outlook for net cash provided by operating activities excluding special items reflects an anticipated $20 million net decrease in cash taxes compared to 2017 recurring levels as a result of the decreased US statutory tax rate. Our 2018 capital improvements at existing facilities and cemetery development expenditures guidance of $185 million includes only minimal capital expenditures related to hurricane recovery.

(In millions, except per share amounts)	2018 Outlook
Diluted earnings per share excluding special items(1)	$1.72 to $1.90
Net cash provided by operating activities excluding special items(1)	$540 to $600
Capital improvements at existing facilities and cemetery development expenditures	Approximately $185

(1)

Diluted earnings per share excluding special items and Net cash provided by operating activities excluding special items are non-GAAP financial measures. We normally reconcile these non-GAAP financial measures from diluted earnings per share and net cash provided by operating activities; however, diluted earnings per share and net cash provided by operating activities calculated in accordance with GAAP are not currently accessible on a forward-looking basis. Our outlook for 2018 excludes the following because this information is not currently available for 2018: Expenses net of insurance recoveries related to hurricanes, gains or losses associated with asset divestitures, gains or losses associated with the early extinguishment of debt, potential tax reserve adjustments and IRS settlement payments, acquisition and integration costs, system implementation and transition costs, and potential costs associated with settlements of litigation or the recognition of receivables for insurance recoveries associated with litigation. The foregoing items, especially gains or losses associated with asset divestitures, could materially impact our forward-looking diluted EPS and/or our net cash provided by operating activities calculated in accordance with GAAP, consistent with the historical disclosures found in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

REVIEW OF FINANCIAL RESULTS FOR THE FOURTH QUARTER OF 2017

Consolidated Segment Results
(See definitions of revenue line items later in this earnings release.)

(In millions, except funeral services performed and average revenue per service)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Funeral
Atneed revenue	$254.1	$258.8	$1,010.9	$1,045.2
Matured preneed revenue	148.9	140.0	574.1	537.9
Core revenue	403.0	398.8	1,585.0	1,583.1
Non-funeral home revenue	11.8	10.7	46.9	43.4
Recognized preneed revenue	28.5	25.6	117.4	111.6
Other revenue	29.7	29.2	118.9	131.0
Total revenue	$473.0	$464.3	$1,868.2	$1,869.1

Operating profit	$97.0	$89.8	$371.9	$361.0
Operating margin percentage	20.5%	19.3%	19.9%	19.3%

Funeral services performed	78,253	77,464	308,786	307,980
Average revenue per service	$5,301	$5,286	$5,285	$5,281

Cemetery
Atneed revenue	$81.7	$77.0	$319.9	$307.8
Recognized preneed revenue	228.3	240.3	813.2	756.2
Core revenue	310.0	317.3	1,133.1	1,064.0
Other cemetery revenue	29.7	27.4	93.8	98.0
Total revenue	$339.7	$344.7	$1,226.9	$1,162.0

Operating profit	$114.8	$120.9	$350.3	$315.4
Operating margin percentage	33.8%	35.1%	28.6%	27.1%

Comparable Funeral Results

The table below details comparable funeral results of operations ("same store") for the three months ended December 31, 2017 and 2016. We consider comparable operations to be those businesses owned for the entire period beginning January 1, 2016 and ending December 31, 2017.

(Dollars in millions, except average revenue per service and average revenue per contract sold)	Three Months Ended December 31,
	2017	2016	Var	%
Comparable revenue:
Atneed revenue(1)	$246.5	$250.4	$(3.9)	(1.6)%
Matured preneed revenue(2)	146.5	136.8	9.7	7.1%
Core revenue(3)	393.0	387.2	5.8	1.5%
Non-funeral home revenue(4)	11.8	10.7	1.1	10.3%
Recognized preneed revenue(5)	28.4	25.6	2.8	10.9%
Other revenue(6)	29.2	29.0	0.2	0.7%
Total comparable revenue	$462.4	$452.5	$9.9	2.2%

Comparable operating profit	$97.0	$88.6	$8.4	9.5%
Comparable operating margin percentage	21.0%	19.6%	1.4%	7.1%

Comparable services performed:
Atneed	42,434	42,682	(248)	(0.6)%
Matured preneed	24,275	23,487	788	3.4%
Total core	66,709	66,169	540	0.8%
Non-funeral home	9,917	9,497	420	4.4%
Total comparable funeral services performed	76,626	75,666	960	1.3%
Core cremation rate	47.2%	46.3%	0.9%	1.9%
Total comparable cremation rate	53.9%	52.9%	1.0%	1.9%

Comparable sales average revenue per service:
Atneed	$5,809	$5,868	$(59)	(1.0)%
Matured preneed	6,035	5,823	212	3.6%
Total core	5,891	5,852	39	0.7%
Non-funeral home	1,185	1,128	57	5.1%
Total comparable average revenue per service	$5,283	$5,259	$24	0.5%

Comparable preneed sales production:
Total preneed sales	$198.8	$196.1	$2.7	1.4%
Core contracts sold	26,520	26,356	164	0.6%
Non-funeral home contracts sold	16,038	15,602	436	2.8%
Core Average revenue per contract sold	$6,065	$6,108	(43)	(0.7)%
Non-funeral home average revenue per contract sold	$2,369	$2,247	$122	5.4%

(1)	Atneed revenue represents merchandise and services sold and delivered or performed once death has occurred.

(2)

Matured preneed revenue represents merchandise and services sold on a preneed contract through our core funeral homes and that have been delivered or performed and includes the related merchandise and service trust fund income.

(3)	Core revenue represents the sum of merchandise and services sold on an atneed contract or preneed contract and delivered or performed once death has occurred through our core funeral homes.

(4)	Non-funeral home revenue represents services sold on a preneed or atneed contract through one of our non-funeral home sales channels (e.g. SCI Direct) and performed once death has occurred.

(5)	Recognized preneed revenue represents merchandise and travel protection sold on a preneed contract and delivered before death has occurred.

(6)

Other revenue primarily comprises general agency revenue, which is commissions we receive from third-party insurance companies for life insurance policies sold to preneed customers for the purpose of funding preneed arrangements.

  Total comparable funeral revenue increased by $9.9 million in the fourth quarter of 2017 compared to the same period of 2016. This increase was driven by an increase in core revenue of $5.8 million, recognized preneed revenue of $2.8 million, and non-funeral home revenue of $1.1 million.
  The $5.8 million, or 1.5% core revenue increase was primarily the result of a 0.8% increase in core services performed and a 0.7% increase in core average revenue per service. Organic sales average, excluding impacts from foreign currency and cremation rate, was essentially flat. The core cremation rate increased 90 basis points.
  The $1.1 million, or 10.3% non-funeral home revenue increase was the result of a 4.4% increase in services performed and a 5.1% increase in the average revenue per service.
  The $2.8 million, or 10.9% increase in recognized preneed revenue was primarily the result of an increase in the number of contracts sold.
  Comparable funeral operating profit increased $8.4 million to $97.0 million and the operating margin percentage increased 140 basis points to 21.0%, which is primarily due to the increase in revenue mentioned above and effective cost management.
  Comparable preneed funeral sales production increased $2.7 million, or 1.4%, in the fourth quarter of 2017 compared to 2016, resulting from an increase in the number of preneed contracts sold.

Comparable Cemetery Results

The table below details comparable cemetery results of operations ("same store") for the three months ended December 31, 2017 and 2016. We consider comparable operations to be those businesses owned for the entire period beginning January 1, 2016 and ending December 31, 2017.

(Dollars in millions)	Three Months Ended December 31,
	2017	2016	Var	%
Comparable revenue:
Atneed revenue(1)	$81.0	$76.7	$4.3	5.6%
Recognized preneed revenue(2)	227.1	240.1	(13.0)	(5.4)%
Core revenue(3)	308.1	316.8	(8.7)	(2.7)%
Other revenue(4)	29.3	27.5	1.8	6.5%
Total comparable revenue	$337.4	$344.3	$(6.9)	(2.0)%

Comparable operating profit	$114.3	$121.4	$(7.1)	(5.8)%
Comparable operating margin percentage	33.9%	35.3%	(1.4)%	(4.0)%

Comparable preneed and atneed sales production:
Property	$155.7	$156.9	$(1.2)	(0.8)%
Merchandise and services	132.6	125.7	6.9	5.5%
Discounts	(1.1)	(2.7)	1.6	(59.3)%
Preneed and atneed sales production	$287.2	$279.9	$7.3	2.6%
Recognition rate(5)	107.3%	113.2%

(1)	Atneed revenue represents property, merchandise, and services sold and delivered or performed once death has occurred.

(2)

Recognized preneed revenue represents property, merchandise, and services sold on a preneed contract that have been delivered or performed and includes the related merchandise and service trust fund income.

(3)	Core revenue represents the sum of property, merchandise, and services that have been delivered or performed as well as the related merchandise and service trust fund income.

(4)	Other revenue is primarily related to endowment care trust fund income, royalty income, and interest and finance charges earned from customer receivables on preneed installment contracts.

(5)	Represents the ratio of current period core revenue stated as a percentage of current period preneed and atneed sales production.

  Comparable cemetery revenue decreased $6.9 million, or 2.0% in the fourth quarter of 2017 compared to 2016, led by a $13.0 million decrease in recognized preneed revenue, partially offset by higher atneed revenue and higher other revenue. The decrease in recognized preneed revenue is due to a lower recognition rate for the quarter, which is associated with premier inventory projects sold over multiple quarters that were recognized cumulatively upon completion in the fourth quarter of 2016. During 2017, revenue from these projects was recognized upon sale more evenly as we continued to sell into these developed inventory projects throughout 2017. Completed projects during the fourth quarter of 2017 did not have as material of an impact for revenue as the prior year quarter.
  Comparable preneed cemetery sales production increased $2.1 million, or 1.0%, quarter over quarter. Certain markets continued to feel the impact of the hurricanes from the prior quarter. However, the slight growth over the prior year quarter is primarily due to an increase in large sales activity and an increase in the average revenue per contract sold somewhat offset by a decline in contracts sold.
  Comparable cemetery operating profit decreased $7.1 million to $114.3 million and the operating margin percentage decreased 140 basis points to 33.9%, which is primarily due to the decrease in recognized preneed revenue mentioned above and normal fixed cost growth.

Other Financial Results

  General and administrative expenses decreased $2.9 million to $32.1 million in the fourth quarter of 2017. The prior year quarter includes a $5.6 million charge related to a pension termination settlement and $0.8 million of system integration costs related to the 2016 implementation of a new general ledger system. Excluding these costs, general and administrative expenses increased $3.5 million compared to the prior year quarter due to expenses related to improving our business location websites and increased charitable donations related to hurricane relief efforts.
  Interest expense increased $3.5 million to $43.7 million in the fourth quarter of 2017, as we increased the balance of our lower rate variable debt to maintain our leverage ratio. Additionally, we incurred higher rates as LIBOR increased in the fourth quarter of 2017.
  The GAAP effective income tax rate for the fourth quarter of 2017 was a benefit of 85.1%, which compared to the prior year fourth quarter provision of 52.3%. The GAAP effective tax rate for the three months ended December 31, 2017 is lower than the federal statutory tax rate of 35% primarily due to the favorable effects of the corporate income tax rate reduction from 35% to 21% under the Tax Act signed in December 2017 requiring the remeasurement of deferred tax assets and liabilities. The higher GAAP effective tax rate for the prior year quarter was primarily a result of a valuation allowance recorded against foreign net deferred tax assets for which a future net benefit may not be realized. Our adjusted effective income tax rate was 28.2% in the fourth quarter of 2017 compared to 36.3% in the prior year quarter. The reduction in our adjusted effective income tax rate was from certain tax planning initiatives, hurricane related federal tax credits and the result of tax benefits recognized during the quarter on the settlement of employee share-based awards in accordance with a revised accounting standard for share-based compensation(A).

Footnotes

(A) In the first quarter of 2017, as required, the Company adopted ASU No. 2016-09, "Compensation - Stock Compensation (Topic 718) - Improvements to Employee Share-Based Payment Accounting," which recognizes the tax effect related to the settlement of share-based awards in income tax benefit or expense in the statements of earnings rather than in additional paid-in-capital. This ASU guidance also eliminates the requirement to reclassify excess tax benefits from operating activities to financing activities within the statement of cash flows. The impact of the restricted stock deliveries and option exercises in the fourth quarter of 2017 was a reduction to our adjusted provision for income taxes of $1.7 million, which had the effect of increasing our diluted earnings per share excluding special items by less than a penny per share. The impact of the restricted stock deliveries and option exercises for the full year of 2017 was a reduction to our adjusted provision for income taxes of $18.6 million, which had the effect of increasing our diluted earnings per share excluding special items by approximately nine and a half cents per share.

Cash Flow and Capital Spending

Set forth below is a reconciliation of our reported net cash provided by operating activities prepared in accordance with GAAP to net cash provided by operating activities excluding special items (or sometimes referred to as adjusted operating cash flow). We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net cash provided by operating activities, as reported	$112.7	$105.1	$502.3	$463.6
Premiums paid on early extinguishment of debt	—	—	—	20.5
Acquisition, integration, and system transition costs	—	0.6	—	11.7
Legal settlements, net of insurance recoveries	11.5	—	11.5	—
Excess tax benefits from share-based awards	—	1.2	—	12.7
IRS tax settlement (on prior year audits)	—	—	34.2	—
Pension termination settlement	—	—	6.3	—
Net cash provided by operating activities excluding special items	$124.2	$106.9	$554.3	$508.5
Cash taxes included in net cash provided by operating activities excluding special items
	$45.3	$11.7	$132.7	$112.6

Net cash provided by operating activities excluding special items was $124.2 million in the fourth quarter of 2017 compared to $106.9 million in the prior year quarter. The increase was partially due to increased cash earnings and favorable working capital impacts from improved preneed cemetery and atneed funeral cash collections. This helped to offset higher cash tax payments of approximately $34 million, which included $25 million of deferred cash tax payments from the third quarter as allowed by hurricane relief federal tax provisions. We also had $16 million of non-earnings trust fund withdrawals as a result of 2017 working capital initiatives that we do not expect to recur in 2018.

A summary of our capital expenditures is set forth below:

Capital Expenditures (In millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Capital improvements at existing field locations and corporate	$44.4	$27.9	$117.6	$90.4
Development of cemetery property	24.4	29.3	79.1	85.4
Capital improvements at existing facilities and cemetery development expenditures	68.8	57.2	196.7	175.8
Growth capital expenditures/construction of new funeral home facilities	4.0	5.1	17.8	17.7
Total capital expenditures	$72.8	$62.3	$214.5	$193.5

Total capital expenditures increased in the current quarter by $10.5 million. We incurred $6.0 million of additional spend on locations affected by the hurricanes during the quarter. We also invested more this quarter on infrastructure improvements within our facilities.

For the full year 2017, we spent $196.7 million on capital improvements at existing facilities and cemetery development expenditures, which we expect to be $185 million in 2018 after reduction of hurricane related spending and less expenditures on customer-facing technology projects.

TRUST FUND RETURNS

Total trust fund returns include realized and unrealized gains and losses and dividends and are shown gross without netting of certain fees. A summary of our consolidated trust fund returns for the three and twelve months ended December 31, 2017 is set forth below:

	Three Months	Twelve Months
Preneed funeral	3.5%	16.1%
Preneed cemetery	3.7%	16.8%
Cemetery perpetual care	2.5%	9.5%
Combined trust funds	3.2%	14.1%

NON-GAAP FINANCIAL MEASURES

Earnings excluding special items and diluted earnings per share excluding special items shown above are non-GAAP financial measures. We believe these non-GAAP financial measures provide a consistent basis for comparison between quarters and better reflect the performance of our core operations, as they are not influenced by certain income or expense items not affecting operations. We also believe these measures help facilitate comparisons to our competitors' operating results.

Set forth below is a reconciliation of our reported net income attributable to common stockholders to earnings excluding special items and our GAAP diluted earnings per share to diluted earnings per share excluding special items. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions, except diluted EPS)	Three Months Ended December 31,
	2017		2016
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$247.3	$1.29	$66.2	$0.34
Pre-tax reconciling items:
Gain on divestitures and impairment charges, net	(1.5)	(0.01)	(3.6)	(0.01)
Losses on early extinguishment of debt	0.3	—	—	—
Pension termination settlement	—	—	5.6	0.03
Acquisition, integration, and system transition costs	—	—	0.8	—
Tax reconciling items:
Tax provision from special items	1.0	0.01	3.9	0.02
Change in certain tax reserves and other (1)	(152.1)	(0.79)	17.4	0.09
Earnings excluding special items and diluted earnings per share excluding special items	$95.0	$0.50	$90.3	$0.47

Diluted weighted average shares outstanding (in thousands)		191,729		192,957

(In millions, except diluted EPS)	Twelve Months Ended December 31,
	2017		2016
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$546.7	$2.84	$177.0	$0.90
Pre-tax reconciling items:
(Gains) losses on divestitures and impairment charges, net	(7.0)	(0.04)	26.8	0.14
Losses on early extinguishment of debt	0.3	—	22.5	0.11
Acquisition, integration, and system transition costs	—	—	17.5	0.09
Legal settlements, net of insurance recoveries	11.5	0.06	—	—
Pension termination settlement	12.8	0.07	5.6	0.03
Tax reconciling items:
Tax benefit from special items	(5.7)	(0.03)	(17.2)	(0.09)
Change in certain tax reserves and other (1)	(260.1)	(1.35)	20.9	0.11
Earnings excluding special items and diluted earnings per share excluding special items	$298.5	$1.55	$253.1	$1.29

Diluted weighted average shares outstanding (in thousands)		192,246		196,042

(1)

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the "Tax Act". As a result of the Tax Act, we realized a net tax benefit for the remeasurement of deferred tax assets and liabilities, partially offset by a transition tax on certain unrepatriated earnings of our foreign subsidiaries. 2017 is also impacted by the settlement of IRS tax audits related to tax years 1999-2005. 2016 was impacted by a foreign valuation allowance and non-deductible goodwill resulting from gains on divestitures. Please see our 2017 Form 10-K filing for further details, which will be filed later today.

Conference Call and Webcast

We will host a conference call on Wednesday, February 14, 2018, at 8:00 a.m. Central Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (847) 585-4405 with the passcode of 46371379. The conference call will also be broadcast live via the Internet and can be accessed through our website at www.sci-corp.com. A replay of the conference call will be available through February 21, 2018 and can be accessed at (630) 652-3042 with the passcode of 46371379#. Additionally, a replay of the conference call will be available on our website for approximately one week.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

  Our affiliated funeral and cemetery trust funds own investments in equity securities, fixed income securities, and mutual funds, which are affected by market conditions that are beyond our control.
  We may be required to replenish our affiliated funeral and cemetery trust funds to meet minimum funding requirements, which would have a negative effect on our earnings and cash flow.
  Our ability to execute our strategic plan depends on many factors, some of which are beyond our control.
  Our credit agreements contain covenants that may prevent us from engaging in certain transactions.
  If we lost the ability to use surety bonding to support our preneed funeral and preneed cemetery activities, we may be required to make material cash payments to fund certain trust funds.
  The funeral and cemetery industry is competitive.
  Increasing death benefits related to preneed contracts funded through life insurance or annuity contracts may not cover future increases in the cost of providing a price-guaranteed service.
  The financial condition of third-party insurance companies that fund our preneed contracts may impact our future revenue.
  Unfavorable results of litigation could have a material adverse impact on our financial statements.
  Unfavorable publicity could affect our reputation and business.
  If the number of deaths in our markets decline, our cash flows and revenue may decrease.
  If we are not able to respond effectively to changing consumer preferences, our market share, revenue, and/or profitability could decrease.
  The continuing upward trend in the number of cremations performed in North America could result in lower revenue, operating profit, and cash flows.
  Our funeral home and cemetery businesses are high fixed-cost businesses.
  Regulation and compliance could have a material adverse impact on our financial results.
  Cemetery burial practice claims could have a material adverse impact on our financial results.
  We use a combination of insurance, self-insurance, and large deductibles in managing our exposure to certain inherent risks, therefore, we could be exposed to unexpected costs that could negatively affect our financial performance.
  A number of years may elapse before particular tax matters, for which we have established accruals, are audited and finally resolved.
  Changes in taxation as well as the inherent difficulty in quantifying potential tax effects of business decisions could have a material adverse effect on the results of our operations, financial condition, or cash flows.
  Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future impairments to goodwill and/or other intangible assets.
  Any failure to maintain the security of the information relating to our customers, their loved ones, our associates, and our vendors could damage our reputation, could cause us to incur substantial additional costs and to become subject to litigation, and could adversely affect our operating results, financial condition, or cash flow.
  Our Canadian business exposes us to operational, economic, and currency risks.
  Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and may prevent us from fulfilling our obligations under our indebtedness.
  A failure of a key information technology system or process could disrupt and adversely affect our business.
  Failure to maintain effective internal control over financial reporting could adversely affect our results of operations, investor confidence, and our stock price.
  The application of unclaimed property laws by certain states to our preneed funeral and cemetery backlog could have a material adverse impact on our liquidity, cash flows, and our financial results.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2017 Annual Report on Form 10-K and as updated in our Form 10-Q filings. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation and make no undertaking to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us whether as a result of new information, future events, or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At December 31, 2017, we owned and operated 1,488 funeral homes and 473 cemeteries (of which 281 are combination locations) in 45 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors:	Debbie Young - Director / Investor Relations	(713) 525-9088
Media:	Jay Andrew - Managing Director / Corporate Communications	(713) 525-5235

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(In thousands, except per share amounts)
Revenue	$812,733	$809,053	$3,095,031	$3,031,137
Costs and expenses	(600,856)	(598,276)	(2,372,842)	(2,354,703)
Operating profit	211,877	210,777	722,189	676,434
General and administrative expenses	(32,116)	(35,061)	(154,423)	(137,730)
Gains (losses) on divestitures and impairment charges, net	1,470	3,613	7,015	(26,819)
Hurricane expenses, net of insurance proceeds	(4,294)	—	(5,584)	—
Operating income	176,937	179,329	569,197	511,885
Interest expense	(43,652)	(40,105)	(169,125)	(162,093)
Losses on early extinguishment of debt, net	(274)	—	(274)	(22,503)
Other income (expense), net	625	65	460	(631)
Income before income taxes	133,636	139,289	400,258	326,658
Benefit from (provision for) income taxes	113,759	(72,872)	146,589	(149,353)
Net Income	247,395	66,417	546,847	177,305
Net loss attributable to noncontrolling interests	(79)	(171)	(184)	(267)
Net income attributable to common stockholders	247,316	66,246	546,663	177,038
Basic earnings per share:
Net income attributable to common stockholders	1.32	0.35	2.91	0.92
Basic weighted average number of shares	187,241	190,367	187,630	193,086
Diluted earnings per share
Net income attributable to common stockholders	1.29	0.34	2.84	0.90
Diluted weighted average number of shares	191,729	192,957	192,246	196,042
Dividends declared per share	0.15	0.13	0.58	0.51

SERVICE CORPORATION INTERNATIONAL CONSOLIDATED BALANCE SHEET

	December 31,
	2017	2016
	(In thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$330,039	$194,986
Receivables, net	90,304	98,455
Inventories	25,378	26,431
Other	35,575	34,524
Total current assets	481,296	354,396

Preneed receivables, net and trust investments	4,778,842	4,305,165
Cemetery property	1,791,989	1,776,935
Property and equipment, net	1,873,044	1,827,587
Goodwill	1,805,981	1,799,081
Deferred charges and other assets	601,184	567,520
Cemetery perpetual care trust investments	1,532,167	1,407,465
Total assets	$12,864,503	$12,038,149

LIABILITIES & EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$489,172	$439,936
Current maturities of long-term debt	337,337	89,974
Income taxes payable	2,470	7,960
Total current liabilities	828,979	537,870
Long-term debt	3,135,316	3,196,616
Deferred revenue	1,789,776	1,731,417
Deferred tax liability	283,765	454,638
Other liabilities	410,982	510,322
Deferred receipts held in trust	3,475,430	3,103,796
Care trusts' corpus	1,530,818	1,408,243
Commitments and contingencies
Equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 191,935,647 and 195,403,644 shares issued, respectively, and 186,614,747 and 189,405,244 shares outstanding, respectively	186,615	189,405
Capital in excess of par value	970,468	990,203
Retained earnings (accumulated deficit)	210,364	(103,387)
Accumulated other comprehensive income	41,943	16,492
Total common stockholders' equity	1,409,390	1,092,713
Noncontrolling interests	47	2,534
Total equity	1,409,437	1,095,247
Total liabilities and equity	$12,864,503	$12,038,149

SERVICE CORPORATION INTERNATIONAL CONSOLIDATED STATEMENT OF CASH FLOWS
	Years Ended December 31,
	2017	2016
	(In thousands)
Cash flows from operating activities:
Net income	$546,847	$177,305
Adjustments to reconcile net income to net cash provided by operating activities:
Losses on early extinguishment of debt, net	274	22,503
Premiums paid on early extinguishment of debt	—	(20,524)
Depreciation and amortization	153,141	147,233
Amortization of intangibles	27,650	30,956
Amortization of cemetery property	68,102	66,745
Amortization of loan costs	5,859	5,826
Provision for doubtful accounts	9,980	10,776
(Benefit) provision for deferred income taxes	(317,838)	7,490
(Gains) losses on divestitures and impairment charges, net	(7,015)	26,819
Share-based compensation	14,788	14,056
Excess tax benefits from share-based awards	—	(12,685)
Change in assets and liabilities, net of effects from acquisitions and dispositions:
Increase in receivables	(9,740)	(14,198)
(Increase) decrease in other assets	(15,385)	17,855
Increase in payables and other liabilities	81,763	47,888
Effect of preneed sales production and maturities:
Increase in preneed receivables, net and trust investments	(63,994)	(73,394)
Increase in deferred revenue	31,182	34,775
Decrease in deferred receipts held in trust	(23,274)	(25,831)
Net cash provided by operating activities	502,340	463,595
Cash flows from investing activities:
Capital expenditures	(214,501)	(193,446)
Acquisitions, net of cash acquired (excluding $26.2 million and $3.7 million of 1031 exchange funds, respectively)	(49,988)	(69,146)
Proceeds from divestitures and sales of property and equipment	28,429	41,310
Net withdrawals of restricted funds and other	175	5,150
Net cash used in investing activities	(235,885)	(216,132)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,787,500	1,060,000
Debt issuance costs	(12,939)	(5,232)
Scheduled payments of debt	(468,973)	(36,414)
Early payments of debt	(1,117,512)	(875,110)
Principal payments on capital leases	(51,106)	(33,119)
Proceeds from exercise of stock options	33,611	17,662
Excess tax benefits from share-based awards	—	12,685
Purchase of Company common stock	(199,637)	(227,928)
Payments of dividends	(108,750)	(98,418)
Purchase of noncontrolling interest	(4,580)	(1,961)
Bank overdrafts and other	5,959	(1,095)
Net cash used in financing activities	(136,427)	(188,930)
Effect of foreign currency	5,025	1,854
Net increase in cash and cash equivalents	135,053	60,387
Cash and cash equivalents at beginning of period	194,986	134,599
Cash and cash equivalents at end of period	$330,039	$194,986